P a g e 1 | 3 May 15, 2025 Dentsply Sirona 13320-B Ballantyne Corporate Place Charlotte, NC 28277 Dear Matt, On behalf of Dentsply Sirona, I am pleased to offer you the role of Executive Vice President & Chief Financial Officer. In this role, you will report directly to Simon Campion, our President and CEO. Your anticipated start date is [*TBD]. We feel you are the right person for this job. You have great experience and will work well with our executive team to help us achieve long-term success for Dentsply Sirona. The material terms covering compensation and benefits are listed below: Compensation: • Base Salary: Your salary will be payable bi-weekly at a rate of $30,769.23 with the annual equivalent of $800,000 in accordance with Dentsply Sirona’s standard payroll practices, including standard withholdings and deductions as required by law. • Annual Incentive: You will be eligible to participate in the Dentsply Sirona Annual Incentive Plan (AIP) according to its terms, as amended from time to time at the sole discretion of the Company. The Plan is designed to encourage the achievement of important business objectives. Your target annual incentive payout in the program will be 85% of your base salary. Your 2025 bonus opportunity will be prorated to reflect your time in the role in 2025. • Annual Equity Award: You will be eligible for an annual equity award with a target expected value of $2,750,000 (“LTI Award”). Your first annual grant will be issued on your hire date, if that date is before June 13, 2025. If your hire date is after June 13, your first grant will be issued during the next open window of the grant cycle after your start date. All equity awards and amounts are subject to the sole and absolute discretion of the Compensation and Human Capital Committee and the Chief Executive Officer. Your grants will be split between Performance Restricted Share Units (PRSUs), Stock Options and Restricted Stock Units (RSUs) in a 50%/25%/25% split. The PRSUs are based on 3-year enterprise targets for EPS, Net Organic Sales and Total Shareholder Return (40%/40%/20%) with payout ranging from 0% to 200% payout. Refer to the Company’s 2024 Omnibus Incentive Plan for detailed information regarding equity treatment upon termination of employment.

P a g e 2 | 3 Benefits: • Paid Time Off: As a full-time, exempt employee, you will be eligible for Flexible Time Off (FTO) upon your hire date in addition to five (5) days of unscheduled paid time off (UPTO). Under the Company’s FTO Policy, employees do not accrue time off but instead have flexibility to take time off as needed for vacation or personal reasons (subject to your manager’s approval). • Health and Welfare Benefits: You are eligible to participate in our excellent benefits program, which includes medical, dental and vision coverage as well as company-provided disability and life insurance. You are eligible to participate in our executive health benefit which includes a comprehensive executive health examination once per year and concierge health services (24/7 access to physician network and care team) through Atrium Health. These benefits are effective the first of the month following your hire date in the U.S. In addition, we offer an excellent 401(k) plan with company match, of which details will be provided. • Supplemental Savings Plan: Dentsply Sirona offers eligible employees the opportunity to participate in our Dentsply Sirona Supplemental Savings Plan (DSSSP). This nonqualified plan can build significant tax- advantaged savings over time through compensation deferral. The Plan is designed to provide a way for eligible employees to accumulate pre-tax savings for retirement and other lifetime needs beyond the statutory limits applicable to the 401(k) plan. • Supplemental Executive Retirement Plan: You will be eligible to participate in the Company’s Supplemental Executive Retirement Plan (SERP). The purpose of the SERP is to provide additional retirement benefits for a limited group of management employees. The SERP, including the administration of the plan and the associated contributions, are subject to the sole and absolute discretion of the Compensation and Human Capital Committee of the Board of Directors. • Relocation: By accepting this offer, you agree to have a residence in the Charlotte area and that your primary work location will be in the Charlotte headquarters. You are eligible for relocation benefits under the terms of our Executive Domestic Relocation Policy. You will be contacted by Cartus, Dentsply Sirona’s relocation partner, to discuss the specifics of your housing needs. You will be provided with a separate relocation agreement letter that outlines the benefits, terms, and conditions of your relocation. Nothing in this offer letter or any prior or subsequent communication to you shall in any way create an expressed or implied employment contract with you for a specific term. Rather, your employment with Dentsply Sirona is and will be at the will of the Company, and you, in turn, may likewise leave your employment with Dentsply Sirona at any time. Attached is the Dentsply Sirona Inc. Confidentiality and Non-Competition Agreement which is an integral part of this offer of employment. To accept this offer, you must also agree to the conditions of the Confidentiality and Non-Competition Agreement by signing and returning that Agreement to the Company before your employment begins. You will receive instructions regarding the background check and the substance abuse testing requirements.

P a g e 3 | 3 The above offer is contingent on your ability to perform the essential functions of the job with or without reasonable accommodations, satisfactory results of a pre-employment background check and drug screen, and verification of your credentials and your employment eligibility. Likewise, we expect that you are under no contractual or other restrictions that would prevent you from accepting employment with us. Congratulations on your offer Matt! We are excited to have you join the team. We have every confidence that you will make a significant contribution to the ongoing success of Dentsply Sirona, and we look forward to working with you. If you have any questions, please feel free to contact me. Sincerely, Andrea Frohning Senior Vice President and Chief Human Resources Officer Accepted by: /s/ Matthew Garth Date: May 20, 2025 /s/ Andrea Frohning